Exhibit 107
Calculation of Filing Fee Table
FORM 424(b)(5)
(Form Type)
F&G ANNUITIES & LIFE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	$500,000,000	99.363%	$496,815,000	$153.10 per $1,000,000	$76,062.38
Fees Previously Paid	Other	Unsold Securities	Rule 457(p)(1)	__		$451,408,000	0.0001476	$66,627.82(1)
	Net Fee Due							$9,434.56
(1)The registrants previously registered an indeterminate amount of securities having a maximum aggregate offering price of $1,000,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-275867), initially filed on December 1, 2023 (the “Prior Registration Statement”), and paid a total registration fee of $147,600. Pursuant to Rule 457(p) under the Securities Act, the unused registration fee of $66,627.82 previously paid in connection with $451,408,000 of unsold securities under the Prior Registration Statement is being applied to the registration fee due for the offering to which this Exhibit relates. The offering of the unsold securities under the Prior Registration Statement has been terminated.
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $500,000,000.